Exhibit 5.3

December 22, 2015

William Lyon Homes, Inc.

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Re:   Registration Statement on Form S-4

$50,000,000 Aggregate Principal Amount of

7.00% Senior Notes due 2022 and Related Guarantees

Ladies and Gentlemen:

We have acted as special Nevada counsel to Mountain Falls, LLC, a Nevada limited-liability company (“Mountain Falls”) and Mountain Falls Golf Course, LLC, a Nevada limited-liability company (“MFGC,” and together with Mountain Falls, the “Nevada Guarantors”) as guarantors in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of (i) $50,000,000 aggregate principal amount of 7.00% Senior Notes due 2022 (the “Exchange Notes”) of William Lyon Homes, Inc., a California corporation (the “Issuer”), to be issued in exchange for the outstanding 7.00% Senior Notes due 2022, issued on September 15, 2015 (the “Existing Notes”), pursuant to the Indenture dated August 11, 2014, as supplemented by the First Supplemental Indenture, dated as of August 12, 2014, and the Second Supplemental Indenture, dated as of August 12, 2014 (as amended and supplemented, the “Indenture”).

In connection with this opinion, we have examined the articles of organization and operating agreement of each of the Nevada Guarantors, such other records of the limited-liability company proceedings of the Nevada Guarantors and certificates of the Nevada Guarantors as we have deemed relevant, as well as the Registration Statement on Form S-4 under the Act, filed with the Securities and Exchange Commission on December 22, 2015 (the “Registration Statement”), including the prospectus contained therein (the “Prospectus”).

In our capacity as special Nevada counsel to the Nevada Guarantors in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Nevada Guarantors in connection with the authorization and issuance of the Exchange Notes and the Guarantees.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

ALBANY

AMSTERDAM

ATLANTA

AUSTIN

BOSTON

CHICAGO

DALLAS

DELAWARE

DENVER

FORT LAUDERDALE

HOUSTON

LAS VEGAS

LONDON*

LOS ANGELES

MEXICO CITY+

MIAMI

MILAN**

NEW JERSEY

NEW YORK

NORTHERN VIRGINIA

ORANGE COUNTY

ORLANDO

PALM BEACH COUNTY

PHILADELPHIA

PHOENIX

ROME**

SACRAMENTO

SAN FRANCISCO

SEOUL¥

SHANGHAI

SILICON VALLEY

TALLAHASSEE

TAMPA

TEL AVIV^

WARSAW~

WASHINGTON, D.C.

WESTCHESTER

COUNTY

*      OPERATES AS GREENBERG TRAURIG MAHER LLP

+      OPERATES AS GREENBERG TRAURIG, S.C.

^      A BRANCH OF GREENBERG TRAURIG, P.A. FLORIDA, USA

~     OPERATES AS GREENBERG TRAURIG GRZESIAKsp.k.

¥      OPERATES AS GREENBERG TRAURIG LLP FOREIGN LEGAL CONSULTANT OFFICE

**    STRATEGIC ALLIANCE

GREENBERG TRAURIG, LLP ¡ ATTORNEYS AT LAW ¡ WWW.GTLAW.COM 3773 Howard Hughes Parkway, Suite 400 North ¡ Las Vegas, Nevada 89169 ¡ Tel 702.792.3773 ¡ Fax 702.792.9002

William Lyon Homes, Inc.

December 22, 2015

In rendering our opinions, i) we have relied without investigation on the certificates of officers of the Nevada Guarantors contained in that certain Omnibus Officer’s Certificate of even date herewith, and have not independently verified any of the factual matters set forth in any document upon which we have relied, and ii) we have assumed that each of the Nevada Guarantors is validly existing and in good standing under the laws of the State of Nevada. We have not been requested to conduct, nor have we undertaken, any independent investigation to verify the content or veracity thereof, or to determine the accuracy of any statement, and no inference as to our knowledge of any matters should be drawn from the fact of our representation of the Nevada Guarantors. We have not been asked, nor have we endeavored, to revise or comment upon the contents of the Registration Statement relating to the Exchange Notes or the Guarantees.

While certain members of our firm are admitted to practice in other jurisdictions, for purposes of this letter, our opinions are limited to the laws of the State of Nevada. No opinion is expressed herein with respect to (i) the qualification of the Exchange Notes or Guarantees under the securities or blue sky laws of any federal, state or any foreign jurisdiction, (ii) the compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof, (iii) tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, and health and safety laws or (iv) any county, municipality or other political subdivision or local governmental agency or authority laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion, when (i) the Registration Statement on Form S-4 relating to the Exchange Notes and the Guarantees has become effective under the Act and (ii) the Exchange Notes and Guarantees have been duly executed and issued and exchanged for Existing Notes as contemplated by an effective registration statement on Form S-4 relating to the Exchange Notes and Guarantees, that:

1. Each of the Nevada Guarantors has the limited-liability company power to enter into and perform its obligations under the Guarantees.

2. Each of the Nevada Guarantors has taken all necessary limited-liability company action to authorize the execution and delivery of and performance of its obligations under the Guarantees.

3. We note that the Indenture, the Exchange Notes, and the Guarantees provide that they are to be governed by and construed in accordance with the law of the State of New York. Nevada courts, in applying Nevada law, will give effect to such provision as long as the parties upon and choosing the laws of the State of New York as the governing law of the Indenture and the Guarantees, (i) acted in good faith and not for the purpose of evading the law of the real situs of the Indenture and the Guarantees and (ii) the laws of the State of New York have a substantial relationship to the Indenture and the Guarantees.

GREENBERG TRAURIG, LLP

William Lyon Homes, Inc.

December 22, 2015

4. The execution and delivery by the Nevada Guarantors of the Guarantees, and the performance by the Nevada Guarantors of their respective obligations under the Indenture and the Guarantees, do not require the Nevada Guarantors to obtain any approval by or make any filing with any governmental authority under any statute, rule or regulation of the State of Nevada, other than approvals and filings previously obtained or made and in full force and effect.

5. If executed and delivered on the date hereof, the execution and delivery of the Guarantees by the Nevada Guarantors would not violate (i) any applicable statute, rule or regulation of the State of Nevada or (ii) the respective articles of organization and operating agreement.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP

GREENBERG TRAURIG, LLP